For Immediate Release
The J. M. Smucker Company Announces First Quarter Results and Record Earnings
•	Earnings per share up 4 percent, up 13 percent excluding charges
•	Company confirms earnings, increases sales outlook for fiscal 2011

ORRVILLE, Ohio, August 20, 2010 —The J. M. Smucker Company (NYSE: SJM) today announced results for the first quarter ended July 31, 2010, of its 2011 fiscal year.

Executive Summary

	Three Months Ended July 31,
	2010	2009	% Increase (Decrease)
	(Dollars in millions, except per share data)

Net sales	$1,047.3	$1,051.5	(0)%
Operating income	$165.2	$168.8	(2)%
% of net sales	15.8%	16.1%
Net income:
Income	$102.9	$98.1	5%
Income per diluted share	$0.86	$0.83	4%
EBITDA	$223.2	$212.5	5%

•
Non-GAAP income per diluted share was $1.04 and $0.92 for the first quarters of 2011 and 2010, respectively, an increase of 13 percent.  Non-GAAP income per diluted share excludes restructuring and merger and integration costs (“special project costs”) of $0.18 and $0.09 per diluted share, in the first quarters of 2011 and 2010, respectively.

•
Non-GAAP operating income was up 5 percent, and operating margin improved to 18.7 percent in the first quarter of 2011, compared to 17.6 percent in the first quarter of 2010.  Special project costs increased approximately $13.7 million in the first quarter of 2011, compared to 2010, causing a quarter-over-quarter decline in reported operating income.

•	Results for the first quarter of 2011 include the impact of a lower effective tax rate of 31.3 percent, compared to 35.2 percent in the first quarter of 2010.

“We are pleased to once again deliver strong quarterly results in this economic environment.  Our success is attributed to our employees’ commitment to our strategy and to their passion to provide the very best for the families we serve,” commented Tim Smucker, Chairman of the Board and Co-Chief Executive Officer.  “We continue to invest in our iconic brands and in product and operational innovations that will drive growth today and long into the future.”

“We are off to a solid start for the fiscal year,” added Richard Smucker, Executive Chairman and Co-Chief Executive Officer.  “While we are in a challenging marketplace, our ability to successfully manage our way through is reflected in our consistent performance.  Our business is solid, our brands are strong, and we continue to be well poised for the future.  We are confident in reaffirming our earnings outlook for the fiscal year.”

Net Sales
	Three Months Ended July 31,
	2010	2009	Increase (Decrease)%
	(Dollars in millions)

Net sales	$1,047.3	$1,051.5	$(4.2)	(0)%
Adjust for noncomparable items:
Divestitures	-	(9.9)	9.9	1%
Foreign exchange	(6.7)	-	(6.7)	(1)%
Net sales, excluding divestitures and foreign exchange	$1,040.6	$1,041.6	$(1.0)	(0)%

The Company achieved volume gains in Folgers® and Dunkin’ Donuts® brand coffee, Jif® peanut butter, Hungry Jack® pancake mixes and syrups, and beverages in natural foods.  Net sales in the first quarter of 2011 were essentially equal to the first quarter of 2010 as the impact of favorable foreign exchange rates and sales mix offset the impact of the potato business divestiture and an overall 3 percent decline in volume.  The volume decline in the first quarter of 2011 was driven by the Company’s oils and baking brands in the U.S. and Canada.  The impact of price changes on net sales was not significant in the first quarter of 2011, compared to 2010.

Margins
	Three Months Ended July 31,
	2010	2009
	(% of net sales)

Gross profit	39.0%	38.6%
Selling, distribution, and administrative expenses:
Marketing	6.6%	6.6%
Selling	3.4%	3.4%
Distribution	3.5%	3.5%
General and administrative	5.9%	5.6%
	19.4%	19.1%
Amortization	1.8%	1.7%
Other restructuring and merger and integration costs	2.0%	1.6%
Other operating expense - net	0.0%	0.1%
Operating Income	15.8%	16.1%

Gross profit increased $2.4 million to 39.0 percent of net sales in the first quarter of 2011, from 38.6 percent in the first quarter of 2010.  The first quarter of 2011 includes the impact of unrealized mark-to-market gains on commodity contracts, approximating $6.7 million, which partially offset restructuring charges included in cost of products sold.  The impact of raw material costs on gross profit was mixed, as increased costs for green coffee were offset by lower costs for peanuts and certain fruits.

Selling, distribution, and administrative expenses increased 1 percent for the first quarter of 2011, compared to 2010, and increased as a percentage of net sales from 19.1 percent to 19.4 percent.  Marketing, selling, and distribution expenses in the first quarter of 2011 each remained relatively even with 2010.  General and administrative expenses increased 4 percent over the same period due to higher depreciation charges and digital marketing initiatives.

Operating income decreased $3.7 million, or 2 percent, in the first quarter of 2011, compared to 2010, due to an increase in special project costs of approximately $13.7 million.  Excluding the impact of special project costs in both periods, operating income increased $10.1 million, or 5 percent, and improved from 17.6 percent of net sales in 2010, to 18.7 percent in 2011.

Interest and Income Taxes
Interest expense decreased $2.4 million during the first quarter of 2011, compared to 2010, resulting from overall lower borrowings outstanding during the quarter.  Fiscal 2010 debt repayments totaling $625.0 million were made in June and November 2009, and were offset somewhat by the issuance of $400.0 million in Senior Notes on June 15, 2010.

Income taxes decreased $6.3 million in the first quarter of 2011, compared to 2010, and resulted in a quarterly effective tax rate of 31.3 percent in 2011, compared to 35.2 percent in 2010.  The fiscal 2011 first quarter effective tax rate reflects benefits realized from an increased deduction related to U.S. manufacturing activities, compared to 2010, together with lower state income taxes and a favorable federal income tax determination related to a prior year.

Segment Performance
	Three Months Ended July 31,
	2010	2009	% Increase (Decrease)
	(Dollars in millions)

Net sales:
U.S. Retail Coffee Market	$393.6	$366.2	7%
U.S. Retail Consumer Market	279.3	291.0	(4)%
U.S. Retail Oils and Baking Market	173.9	194.4	(11)%
Special Markets	200.6	199.9	0%

Segment profit:
U.S. Retail Coffee Market	$111.9	$111.2	1%
U.S. Retail Consumer Market	71.4	66.1	8%
U.S. Retail Oils and Baking Market	22.6	25.7	(12)%
Special Markets	34.9	26.7	31%

Segment profit margin:
U.S. Retail Coffee Market	28.4%	30.4%
U.S. Retail Consumer Market	25.6%	22.7%
U.S. Retail Oils and Baking Market	13.0%	13.2%
Special Markets	17.4%	13.4%

While the Company’s four reportable segments remain the same for 2011, the calculation of segment profit has been modified to include intangible asset amortization and impairment charges related to segment assets, along with certain other items in each of the segments.  These items were previously considered corporate expenses and were not allocated to the segments.  This change more accurately aligns the segment financial results with the responsibilities of segment management, most notably in the area of intangible assets.  Fiscal 2010 segment profit has been recalculated to be consistent with the current methodology.

U.S. Retail Coffee Market
The U.S. Retail Coffee Market segment net sales increased 7 percent in the first quarter of 2011, compared to a strong first quarter in 2010.  Segment volume increased 5 percent as increases in the Folgers® brand contributed the majority of the increase and Dunkin’ Donuts® coffee continued its double-digit growth.  Coffee price increases, averaging 4 percent, were initiated during the first quarter of 2011, and also contributed modestly to the net sales increase.

Increased net sales offset higher green coffee costs in the first quarter of 2011, compared to 2010, and resulted in an increase in U.S. Retail Coffee Market segment profit of 1 percent.  Segment profit margin was 28.4 percent in 2011, compared to a strong 30.4 percent in 2010, which reflected lower green coffee costs in the prior year.

U.S. Retail Consumer Market
The U.S. Retail Consumer Market segment net sales and volume in the first quarter of 2011 were essentially equal to the first quarter of last year, excluding potato products divested in the fourth quarter of 2010.  Reported segment net sales and volume for the first quarter of 2011 decreased 4 percent and 3 percent, respectively, compared to a strong first quarter of 2010.  Volume gains were realized in Jif® peanut butter, Smucker’s® Snack’n Waffles® brand waffles, and Hungry Jack® pancake mixes and syrups, offsetting volume declines in toppings.  Fruit spreads sales were up due to favorable mix, as volume was down slightly in the first quarter of 2011, compared to the first quarter of 2010, due to the timing of promotions that occurred in the first quarter last year, but are planned in the second quarter of the current year.

The U.S. Retail Consumer Market segment profit increased 8 percent for the first quarter of 2011, compared to the first quarter in 2010.  Additional marketing investments were more than offset by lower raw material costs, primarily peanuts and certain fruits, a decrease in supply chain costs, and favorable product mix associated with peanut butter.  Segment profit margin for the quarter improved significantly from 22.7 percent in the first quarter of 2010, to 25.6 percent in 2011.

U.S. Retail Oils and Baking Market
Net sales and volume in the U.S. Retail Oils and Baking Market segment were down 11 percent and 12 percent, respectively, for the first quarter of 2011, compared to 2010.  Net sales and volume declines were driven primarily by Pillsbury® flour and baking mixes and Crisco® oils in a continuing competitive and promotional environment.

The U.S. Retail Oils and Baking Market segment profit decreased 12 percent for the first quarter of 2011, compared to the first quarter of 2010, primarily driven by the decline in net sales and higher production costs.  Unrealized mark-to-market adjustments on commodity contracts favorably impacted segment profit in the first quarter of 2011.  Segment profit margin decreased modestly during the quarter from 13.2 percent in 2010, to 13.0 percent in 2011.

Special Markets
Net sales in the Special Markets segment in the first quarter of 2011 were equal to the first quarter of 2010.  Excluding foreign exchange, net sales decreased 3 percent in the first quarter of 2011, compared to 2010.  Volume increased 1 percent in the first quarter of 2011, compared to 2010, driven by gains in the natural foods, canned milk, condiments, and coffee categories, which offset declines in the flour, oils, and foodservice portion control categories.  The impact of volume growth on net sales was more than offset by price decreases and the timing of promotional spending.

Special Markets segment profit increased 31 percent and profit margin increased to 17.4 percent from 13.4 percent for the first quarter of 2011, compared to 2010, primarily due to lower supply chain costs, the favorable impact of mix, and unrealized mark-to-market adjustments on commodity contracts.

Other Financial Results and Measures
Cash used by operations in the first quarter of 2011 was $27.2 million, compared to $25.8 million in the same period in 2010.  The Company expects a significant use of cash during the first half of each fiscal year, primarily due to seasonal fruit and vegetable procurement, the buildup of inventories to support the Fall Bake and Holiday period, and the additional increase of coffee inventory in advance of the Atlantic hurricane season.  The Company expects cash provided by operations in the second half of the fiscal year to exceed the amount in the first half of the year upon completion of the Company’s key promotional periods.

For the first quarter of 2011, earnings before interest, taxes, depreciation, and amortization (“EBITDA”) were $223.2 million, or 21.3 percent of net sales, compared to $212.5 million, or 20.2 percent of net sales, in the first quarter of 2010.

Outlook
The Company updated its outlook for the year.  For fiscal 2011, net sales are expected to increase slightly ahead of the 3 percent growth indicated in the Company’s original outlook due primarily to the impact of recent pricing actions.  Income per diluted share, excluding restructuring and merger and integration costs of $0.55 to $0.60 per diluted share, is expected to range between $4.50 and $4.60, in line with the Company’s original estimates.  Approximately $0.40 per share of intangible asset amortization, a noncash expense item, is included in the range of income per diluted share for 2011.

Conference Call
The Company will conduct an earnings conference call and webcast today, Friday, August 20, 2010, at 8:30 a.m. E.T.  The webcast can be accessed from the Company’s website at www.smuckers.com.  For those unable to listen to the webcast, an audio replay will be available following the call and can be accessed by dialing 888-203-1112 or 719-457-0820, with a pass code of 1119146, and will be available until Friday, August 27, 2010.

Non-GAAP Measures
The Company uses non-GAAP measures including net sales, excluding divestitures and foreign exchange rate impact; income, operating income, and income per diluted share, excluding restructuring and merger and integration costs; income and income per diluted share, excluding restructuring, merger and integration costs, and amortization;  EBITDA; adjusted EBITDA; and free cash flow as key measures for purposes of evaluating performance internally.  These non-GAAP measures are not intended to replace the presentation of financial results in accordance with U.S. generally accepted accounting principles (“GAAP”).  Rather, the presentation of these non-GAAP measures supplements other metrics used by management to internally evaluate its businesses, and facilitates the comparison of past and present operations.  These non-GAAP measures may not be comparable to similar measures used by other companies and may exclude certain nondiscretionary expenses and cash payments.  A reconciliation of non-GAAP measures to the comparable GAAP items for the current and prior year quarter is included in the “Unaudited Non-GAAP Measures” table.

About The J. M. Smucker Company
For more than 100 years, The J. M. Smucker Company has been committed to offering consumers quality products that help families create memorable mealtime moments.  Today, Smucker is a leading marketer and manufacturer of fruit spreads, retail packaged coffee, peanut butter, shortening and oils, ice cream toppings, sweetened condensed milk, and health and natural foods beverages in North America. Its family of brands includes Smucker's®, Folgers®, Dunkin’ Donuts®, Jif®, Crisco®, Pillsbury®, Eagle Brand®, R.W. Knudsen Family®, Hungry Jack®, White Lily® and Martha White® in the United States, along with Robin Hood®, Five Roses®, Carnation®, Europe’s Best® and Bick's® in Canada.  The Company remains rooted in the Basic Beliefs of Quality, People, Ethics, Growth and Independence established by its founder and namesake more than a century ago.  The Company has appeared on FORTUNE Magazine's list of the 100 Best Companies to Work For in the United States 12 times, ranking number one in 2004. For more information about the Company, visit www.smuckers.com.

The J. M. Smucker Company is the owner of all trademarks, except Pillsbury® is a trademark of The Pillsbury Company, used under license; Carnation® is a trademark of Societe des Produits Nestle S.A., used under license; and Dunkin’ Donuts® is a registered trademark of DD IP Holder LLC, used under license.

The J. M. Smucker Company Forward-Looking Language
This press release contains forward-looking statements, such as projected operating results, earnings and cash flows, that are subject to known and unknown risks and uncertainties that could cause actual results to differ materially from any future results, performance or achievements expressed or implied by those forward-looking statements.  Readers should understand that the risks, uncertainties, factors and assumptions listed and discussed in this press release, including the following important factors and assumptions, could affect the future results of the Company and could cause actual results to differ materially from those expressed in the forward-looking statements:
•	volatility of commodity markets from which raw materials, particularly green coffee beans, wheat, soybean oil, milk, and peanuts, are procured and the related impact on costs;
•
risks associated with hedging, derivative, and purchasing strategies employed by the Company to manage commodity pricing risks, including the risk that such strategies could result in significant losses and adversely impact the Company’s liquidity;

•	crude oil price trends and their impact on transportation, energy, and packaging costs;
•	the ability to successfully implement price changes;
•	the success and cost of introducing new products and the competitive response;
•	the success and cost of marketing and sales programs and strategies intended to promote growth in the Company’s businesses;
•	general competitive activity in the market, including competitors’ pricing practices and promotional spending levels;

•	the successful completion of the Company’s restructuring programs, and the ability to realize anticipated savings and other potential benefits within the time frames currently contemplated;
•	the impact of food safety concerns, involving either the Company or its competitors’ products;
•	the impact of accidents and natural disasters, including crop failures and storm damage;
•	the concentration of certain of the Company’s businesses with key customers and suppliers and the ability to manage and maintain key relationships;
•	the loss of significant customers or a substantial reduction in orders from these customers or the bankruptcy of any such customer;
•	changes in consumer coffee preferences, and other factors affecting the coffee business, which represents a substantial portion of the Company’s business;
•	the ability of the Company to obtain any required financing;
•	the timing and amount of capital expenditures, restructuring costs, and merger and integration costs;
•	impairments in the carrying value of goodwill, other intangible assets, or other long-lived assets or changes in useful lives of other intangible assets;
•	the impact of new or changes to existing governmental laws and regulations or their application;
•	the impact of future legal, regulatory, or market measures regarding climate change;
•	the outcome of current and future tax examinations, changes in tax laws, and other tax matters, and their related impact on the Company’s tax positions;
•	foreign currency and interest rate fluctuations;
•	political or economic disruption;
•	other factors affecting share prices and capital markets generally; and
•
the other factors described under “Risk Factors” in other reports and statements filed by the Company with the Securities and Exchange Commission, including its most recent Annual Report on Form 10-K and proxy materials.

Readers are cautioned not to unduly rely on such forward-looking statements, which speak only as of the date made, when evaluating the information presented in this press release.  The Company does not undertake any obligation to update or revise these forward-looking statements to reflect new events or circumstances.

Contacts:
The J. M. Smucker Company
(330) 682-3000

Investors:
Mark R. Belgya
Senior Vice President and Chief Financial Officer

Sonal Robinson
Vice President, Investor Relations

Media:
Maribeth Badertscher
Vice President, Corporate Communications

The J. M. Smucker Company
Unaudited Condensed Consolidated Statements of Income

	Three Months Ended July 31,
	2010	2009	% Increase (Decrease)
	(Dollars in thousands, except per share data)

Net sales	$1,047,312	$1,051,526	(0)%
Cost of products sold	629,424	645,497	(2)%
Cost of products sold - restructuring	9,453	-	n/m
Gross Profit	408,435	406,029	1%
Gross margin	39.0%	38.6%

Selling, distribution, and administrative expenses	203,261	201,177	1%
Amortization	18,497	18,377	1%
Merger and integration costs	2,656	16,476	(84)%
Other restructuring costs	18,104	-	n/m
Other operating expense – net	750	1,165	(36)%
Operating Income	165,167	168,834	(2)%
Operating margin	15.8%	16.1%

Interest income	433	1,371	(68)%
Interest expense	(16,539)	(18,951)	(13)%
Other income (expense) – net	693	(20)	n/m
Income Before Income Taxes	149,754	151,234	(1)%
Income taxes	46,873	53,171	(12)%
Net Income	$102,881	$98,063	5%

Net income per common share	$0.86	$0.83	4%

Net income per common share– assuming dilution	$0.86	$0.83	4%

Dividends declared per common share	$0.40	$0.35	14%

Weighted-average shares outstanding	119,300,926	118,664,653	1%
Weighted-average shares outstanding – assuming dilution	119,440,490	118,746,244	1%

The J. M. Smucker Company
Unaudited Condensed Consolidated Balance Sheets

	July 31, 2010	April 30, 2010
	(Dollars in thousands)

Assets
Current Assets:
Cash and cash equivalents	$522,773	$283,570
Trade receivables	305,418	238,867
Inventories	765,927	654,939
Marketable securities	57,075	-
Other current assets	49,435	46,254
Total Current Assets	1,700,628	1,223,630

Property, Plant, and Equipment, Net	847,192	858,313

Other Noncurrent Assets:
Goodwill	2,806,888	2,807,730
Other intangible assets, net	3,007,187	3,026,515
Other noncurrent assets	57,209	58,665
Total Other Noncurrent Assets	5,871,284	5,892,910
	$8,419,104	$7,974,853

Liabilities and Shareholders' Equity
Current Liabilities:
Accounts payable	$183,600	$179,509
Current portion of long-term debt	10,000	10,000
Other current liabilities	260,636	289,388
Total Current Liabilities	454,236	478,897

Noncurrent Liabilities:
Long-term debt, net of current portion	1,300,000	900,000
Other noncurrent liabilities	1,269,760	1,269,636
Total Noncurrent Liabilities	2,569,760	2,169,636

Shareholders' Equity	5,395,108	5,326,320
	$8,419,104	$7,974,853

The J. M. Smucker Company
Unaudited Condensed Consolidated Statements of Cash Flow

	Three Months Ended July 31,
	2010	2009
	(Dollars in thousands)

Operating Activities
Net income	$102,881	$98,063
Adjustments to reconcile net income to net cash used for operating activities:
Depreciation	29,360	25,271
Amortization	18,497	18,377
Share-based compensation expense	5,392	6,412
Noncash restructuring charges	13,238	-
Loss on sale of assets - net	134	384
Working capital	(196,740)	(174,355)
Net Cash Used for Operating Activities	(27,238)	(25,848)

Investing Activities
Additions to property, plant, and equipment	(26,946)	(27,271)
Purchases of marketable securities	(57,037)	-
Other - net	330	2,244
Net Cash Used for Investing Activities	(83,653)	(25,027)

Financing Activities
Repayments of long-term debt	-	(75,000)
Proceeds from long-term debt	400,000	-
Quarterly dividends paid	(47,594)	(41,407)
Purchase of treasury shares	(5,033)	(4,873)
Other - net	3,538	1,915
Net Cash Provided by (Used for) Financing Activities	350,911	(119,365)
Effect of exchange rate changes	(817)	3,319
Net increase (decrease) in cash and cash equivalents	239,203	(166,921)
Cash and cash equivalents at beginning of period	283,570	456,693
Cash and cash equivalents at end of period	$522,773	$289,772

The J. M. Smucker Company
Unaudited Non-GAAP Measures

	Three Months Ended July 31,
	2010	2009
	(Dollars in thousands, except per share data)

Operating income before restructuring and merger and integration costs: (1)	$195,380	$185,310
% of net sales	18.7%	17.6%

Income before restructuring and merger and integration costs: (2)
Income	$123,637	$108,746
Income per common share — assuming dilution	$1.04	$0.92

Income before restructuring, merger and integration costs, and amortization: (3)
Income	$136,345	$120,662
Income per common share — assuming dilution	$1.14	$1.02

(1) Reconciliation to operating income:
Operating income	$165,167	$168,834
Merger and integration costs	2,656	16,476
Cost of products sold - restructuring	9,453	-
Other restructuring costs	18,104	-
Operating income before restructuring and merger and integration costs	$195,380	$185,310

(2) Reconciliation to net income:
Income before income taxes	$149,754	$151,234
Merger and integration costs	2,656	16,476
Cost of products sold - restructuring	9,453	-
Other restructuring costs	18,104	-

Income before income taxes, restructuring, and merger and integration costs	179,967	167,710
Income taxes	56,330	58,964
Income before restructuring and merger and integration costs	$123,637	$108,746

(3) Reconciliation to net income:
Income before income taxes	$149,754	$151,234
Merger and integration costs	2,656	16,476
Cost of products sold - restructuring	9,453	-
Other restructuring costs	18,104	-
Amortization	18,497	18,377
Income before income taxes, restructuring, merger and integration costs, and amortization	198,464	186,087
Income taxes	62,119	65,425
Income before restructuring, merger and integration costs, and amortization	$136,345	$120,662

The Company uses non-GAAP measures including net sales, excluding divestitures and foreign exchange rate impact; income, operating income, and income per diluted share, excluding restructuring and merger and integration costs; income and income per diluted share, excluding restructuring, merger and integration costs, and amortization;  EBITDA; adjusted EBITDA; and free cash flow as key measures for purposes of evaluating performance internally.  These non-GAAP measures are not intended to replace the presentation of financial results in accordance with U.S. GAAP.  Rather, the presentation of these non-GAAP measures supplement other metrics used by management to internally evaluate its businesses, and facilitates the comparison of past and present operations.  These non-GAAP measures may not be comparable to similar measures used by other companies and may exclude certain nondiscretionary expenses and cash payments.

The J. M. Smucker Company
Unaudited Non-GAAP Measures

	Three Months Ended July 31,
	2010	2009
	(Dollars in thousands, except per share data)

Earnings before interest, taxes, depreciation, and amortization:(4)	$223,170	$212,462
% of net sales	21.3%	20.2%

Free cash flow: (5)	$(54,184)	$(53,119)

(4) Reconciliation to net income:
Income before income taxes	$149,754	$151,234
Interest income	(433)	(1,371)
Interest expense	16,539	18,951
Depreciation	29,360	25,271
Amortization	18,497	18,377
Cost of products sold - restructuring (6)	9,453	-
Earnings before interest, taxes, depreciation, and amortization	$223,170	$212,462
Merger and integration costs	2,656	16,476
Other restructuring costs	18,104	-
Share-based compensation expense	4,340	4,553
Adjusted earnings before interest, taxes, depreciation, and amortization	$248,270	$233,491
% of net sales	23.7%	22.2%

(5) Reconciliation to cash provided by operating activities:
Cash used for operating activities	$(27,238)	$(25,848)
Additions to property, plant, and equipment	(26,946)	(27,271)
Free cash flow	$(54,184)	$(53,119)

(6) Represents long-lived asset accelerated depreciation charges.

The Company uses non-GAAP measures including net sales, excluding divestitures and foreign exchange rate impact; income, operating income, and income per diluted share, excluding restructuring and merger and integration costs; income and income per diluted share, excluding restructuring, merger and integration costs, and amortization;  EBITDA; adjusted EBITDA; and free cash flow as key measures for purposes of evaluating performance internally.  These non-GAAP measures are not intended to replace the presentation of financial results in accordance with U.S. GAAP.  Rather, the presentation of these non-GAAP measures supplement other metrics used by management to internally evaluate its businesses, and facilitates the comparison of past and present operations.  These non-GAAP measures may not be comparable to similar measures used by other companies and may exclude certain nondiscretionary expenses and cash payments.

The J. M. Smucker Company
Unaudited Reportable Segments

	Three Months Ended July 31,
	2010	2009
	(Dollars in thousands)

Net sales:
U.S. Retail Coffee Market	$393,570	$366,229
U.S. Retail Consumer Market	279,275	291,002
U.S. Retail Oils and Baking Market	173,871	194,416
Special Markets	200,596	199,879
Total net sales	$1,047,312	$1,051,526

Segment profit:
U.S. Retail Coffee Market	$111,882	$111,167
U.S. Retail Consumer Market	71,417	66,123
U.S. Retail Oils and Baking Market	22,587	25,680
Special Markets	34,872	26,694
Total segment profit	$240,758	$229,664
Interest income	433	1,371
Interest expense	(16,539)	(18,951)
Share-based compensation expense	(4,340)	(4,553)
Merger and integration costs	(2,656)	(16,476)
Cost of products sold - restructuring	(9,453)	-
Other restructuring costs	(18,104)	-
Corporate administrative expense	(41,038)	(39,801)
Other income (expense) - net	693	(20)
Income before income taxes	$149,754	$151,234

Segment profit margin:
U.S. Retail Coffee Market	28.4%	30.4%
U.S. Retail Consumer Market	25.6%	22.7%
U.S. Retail Oils and Baking Market	13.0%	13.2%
Special Markets	17.4%	13.4%